Exhibit 5.2

Christian G. Koelbl, III

Partner

Direct Dial: 716.848.1256

ckoelbl@hodgsonruss.com

June 10, 2013

Corrections Corporation of America

10 Burton Hills Boulevard

Nashville, TN 37215

Ladies and Gentlemen:

Re: Registration Statement on Form S-4

We have acted as New York counsel to Corrections Corporation of America (the “Company”) and affiliates of the Company solely for the purpose of providing the opinions set forth in this letter and for no other purpose (including, but not limited to, providing any legal or other advice) in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $325,000,000 aggregate principal amount of the Company’s 4.125% Senior Notes due 2020 (collectively the “Exchange Notes”) that are to be subject to Subsidiary Guarantees executed by the subsidiaries of the Company listed on Exhibit A attached to this letter (collectively the “Guarantors”) (collectively the “Exchange Notes Guarantees”), are to be issued pursuant to an Indenture, dated as of April 4, 2013, among the Company, the Guarantors and U.S. Bank National Association, as trustee, (the “Indenture”), and are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 4.125% Senior Notes due 2020 (the “Exchange Offer”) in accordance with the terms of a Registration Rights Agreement, dated as of April 4, 2013, among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the parties named therein as the Initial Purchasers (the “Registration Rights Agreement”).

The opinions set forth in this letter are subject to the following qualifications:

1. The opinions set forth in this letter are based solely upon (a) our review of, as submitted to us, (i) executed copies of the Registration Rights Agreement and the Indenture, (ii) forms of the Exchange Notes and the Exchange Notes Guarantees and (iii) the Registration Statement (collectively the “Reviewed Documents”) and (b) our review of law of the State of New York that a lawyer admitted to practice in the State of New York, exercising customary professional diligence, would normally be expected to recognize as being applicable to the transactions contemplated by the Reviewed Documents (collectively “New York Law”). Other than our review of the Reviewed Documents, we have not reviewed any document referred to in any of the Reviewed Documents or made any inquiry or other investigation as to any factual matter (including, but not limited to, (a) any review of any of the files and other records of the Company, any affiliate of

Corrections Corporation of America

June 10, 2013

the Company or any court or other governmental authority, (b) any review of any of our files and other records, (c) any inquiry of any director, officer, member, manager, employee or other agent of the Company or any affiliate of the Company or (d) any inquiry of any past or present attorney of ours).

2. We do not express any opinion concerning any law other than New York Law.

3. We have assumed without any inquiry or other investigation, (a) the legal capacity of each natural person, (b) the genuineness of each signature on any of the Reviewed Documents, the authenticity, accuracy and completeness of each of the Reviewed Documents and the conformity of each of the Reviewed Documents to the copy or form thereof submitted to us, (c) the accuracy on the date of this letter as well as on the date made of each statement as to any factual matter contained in any of the Reviewed Documents and (d) there not existing outside of the Reviewed Documents and New York Law anything that would render incorrect any opinion set forth in this letter.

4. This letter is given without regard to any change after the date of this letter with respect to any factual or legal matter, and we disclaim any obligation to notify you concerning any such change or any effect of any such change on any opinion set forth in this letter.

Subject to the qualifications set forth in this letter, it is our opinion that:

1. Assuming that the Indenture has been duly and validly authorized, executed and delivered by each party thereto (including, but not limited to, the Company and the Guarantors), the Indenture is a valid and binding obligation of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

2. Assuming that the Indenture and the Registration Rights Agreement have been duly and validly authorized, executed and delivered by all parties thereto (including, but not limited to, the Company and the Guarantors) and that the Exchange Notes have been duly and validly authorized by the Company for issuance by the Company pursuant to the Indenture, the Registration Rights Agreement and the Exchange Offer, when duly and validly executed and delivered by the Company and duly and validly authenticated by the Trustee in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture.

Corrections Corporation of America

June 10, 2013

3. Assuming that the Indenture and the Registration Rights Agreement have been duly and validly authorized, executed and delivered by all parties thereto (including, but not limited to, the Company and the Guarantors) and that the Exchange Notes Guarantees have been duly and validly authorized and executed by the Guarantors, when the Exchange Notes have been duly and validly executed by the Company and duly and validly authenticated by the Trustee in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes Guarantees will constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture.

We consent to the filing of this letter with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent to such filing and use is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

HODGSON RUSS LLP

By	/s/ Christian G. Koelbl, III
Christian G. Koelbl, III

Guarantors

Name of Guarantor	State of Organization
CCA Health Services, LLC	Tennessee
CCA International, LLC	Delaware
CCA of Tennessee, LLC	Tennessee
CCA TRS, LLC	Maryland
Prison Realty Management, LLC	Tennessee
Technical and Business Institute of America, LLC	Tennessee
TransCor America, LLC	Tennessee